Exhibit 10.10

                             GENERAL TERMS AGREEMENT

                                     BETWEEN

                            GENERAL ELECTRIC COMPANY

                                       AND

                           MIDWAY AIRLINES CORPORATION

                                  AGREEMENT NO.

                                  CF34-0897-065

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                              TABLE OF CONTENTS

ARTICLE I           PRODUCTS                                               3
ARTICLE II          ORDER PLACEMENT                                        3
ARTICLE III         PRICES                                                 4
ARTICLE IV          DELIVERY                                               4
ARTICLE V           VARIATION IN QUANTITY                                  5
ARTICLE VI          PAYMENT                                                5
ARTICLE VII         TAXES                                                  5
ARTICLE VIII        INSPECTION AND TEST                                    6
ARTICLE IX          EXCUSABLE DELAY                                        6
ARTICLE X           PATENTS                                                7
ARTICLE XI          INFORMATION AND DATA                                   7
ARTICLE XII         FAA CERTIFICATION REQUIREMENTS                         8
ARTICLE XIII        TERMINATION FOR INSOLVENCY                             9
ARTICLE XIV         LIMITATION OF LIABILITY                                9
ARTICLE XV          NOTICES                                                10
ARTICLE XVI         GOVERNMENTAL AUTHORIZATION                             10
ARTICLE XVII        RESERVED                                               10
ARTICLE XVIII       WARRANTY                                               10
ARTICLE XIX         PRODUCT SUPPORT PLAN                                   11
ARTICLE XX          SURVIVORSHIP                                           11
ARTICLE XXI         MISCELLANEOUS                                          11

EXHIBIT A           PRODUCT DEFINITION
EXHIBIT B           WARRANTY AND SPECIAL ENGINE SERVICE POLICY
EXHIBIT C           PAYMENT
EXHIBIT D           SPECIAL GUARANTEES
EXHIBIT E           PRODUCT SUPPORT SERVICES
EXHIBIT F           ESCALATION
EXHIBIT G           SPARES SUPPORT AND SPECIAL CONCESSIONS

ATTACHMENT 1        INITIAL PROVISIONING RECOMMENDATION

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THIS GENERAL TERMS AGREEMENT (hereinafter referred to as this "Agreement" or
"GTA") is entered into by and between General Electric Company (hereinafter referred to as "GE" or "General Electric"), a corporation organized under the law of the State of New York, U.S.A., acting through its GE Aircraft Engines having offices in Lynn, Massachusetts, U.S.A., and Midway Airlines Corporation (hereinafter referred to as "Airline" or "Midway Airlines"), a corporation organized under the law of the State of Delaware, U.S.A., having offices in Durham, North Carolina, U.S.A.

                                  WITNESSETH

WHEREAS, Airline has acquired certain aircraft equipped with GE CF34-3B1 installed engines, and

WHEREAS, the parties hereto desire to enter into this Agreement for the support of such engines and sale and support of spare engines, related equipment and spare parts therefor.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

ARTICLE I - PRODUCTS

GE shall sell and Airline shall purchase, under the terms and subject to the conditions hereafter set forth, the equipment identified as Products in the attached Exhibit A, and hereinafter referred to as "Product(s)."

ARTICLE II - ORDER PLACEMENT

Except as otherwise agreed in writing by the parties hereto, the terms and conditions of this GTA together with any special provisions set forth in GE's proposal or spare parts price catalogs, together with any special provisions set forth in GE's spare parts catalogs or GE's individual proposals for spare parts to be ordered by Airline hereunder, shall be the only terms and conditions applicable to the sale of GE's Products, as defined herein. Such terms and conditions shall be in lieu of all terms and conditions contained in or referenced by any purchase order submitted by Airline, except that the identification of Products, price, quantity, delivery dates and shipping instructions shall be as set forth in any purchase order accepted by GE ("Order"). Any additional provisions agreed to by the parties shall be set forth as a special provision in Airline's purchase order or GE's acknowledgment.

A. GE may issue spare parts price catalogs ("Catalogs") periodically for certain engine models. The following ordering procedures shall apply unless otherwise stated in the Catalogs. Procurement of Products listed in the Catalogs shall be initiated by Airline by issuing a purchase order at the price listed. Within thirty

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      (30) days after receipt of such purchase order, GE shall issue a written acknowledgment and specify the delivery date(s).

B. Upon request by Airline, GE may issue a proposal for those Products which are not listed in the Catalogs. All proposals of GE are subject to change at any time prior to acceptance of an order and expire at the end of the validity period stated in such proposals. If Airline decides to purchase the Products proposed by GE, Airline shall issue a purchase order to GE. Each purchase order issued by Airline shall list the Products to be supplied thereunder, shall show the applicable prices and delivery dates in accordance with GE's proposal, complete shipping and marking instructions and shall be subject to written acknowledgment by GE.

C. GE's written acknowledgment of Airline's purchase order shall constitute acceptance thereof.

D. Address, phone numbers and facsimile numbers to be used in issuing Purchase Orders to GE for CF34-3B1 Engine Products are as follows:

                        GE Company
                        1000 Western Avenue
                        Lynn, MA  01910  USA
                        Attn:  Customer Support Manager
                        Mail Drop:  34017
                        Tel:   781-594-7583
                        Fax:  781-594-4659

ARTICLE III - PRICES

A. The prices of Products shall be as quoted in GE's Catalogs or proposals and as set forth in an Order. All prices are in U.S. Dollars and include the cost of GE's usual factory tests, inspection, and commercial packing. All transportation costs as well as costs resulting from any additional factory testing and/or inspection and packing requirements of Airline shall be paid by Airline.

B. The prices shall be subject to adjustment for escalation (if applicable) as described in GE's Catalogs, proposal or Order. If applicable, escalation shall be in accordance with the escalation methodology described in Exhibit F, hereto.

ARTICLE IV - DELIVERY

A. GE shall deliver the Products in accordance with a mutually agreed upon schedule as set forth in the Order. Partial and advance deliveries shall be permitted.

B. Delivery dates are based upon (i) receipt by GE of all information necessary to permit GE to proceed with the work immediately and without interruption; and (ii)

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      Airline's compliance with the applicable payment terms.

C. Delivery of all Products shall be: (i) Ex Works (Incoterms 1990), GE's Factory, Lynn, Massachusetts, U.S.A., or point of manufacture, at GE's option; or (ii) to storage (see Art. IV.D below). Title to and risk of loss or damage shall pass to Airline upon delivery.

D. If for any reason Airline cannot accept delivery of Products on scheduled delivery dates, GE may make delivery by placing such items in storage. In such event, (i) all expenses incurred by GE for activities such as, but not limited to, preparation for and placement into storage and handling, storage, inspection, preservation and insurance, shall be paid by Airline upon submission of GE's invoices; and (ii) GE shall assist and cooperate with Airline in any reasonable manner with respect to the removal of any such Product from storage.

ARTICLE V-VARIATION IN QUANTITY

With respect to any Product which has a unit selling price of $50 or less, Airline agrees to accept delivery of quantities greater or less than the quantity specified in an Order, provided that any such variation shall not exceed five percent (5%) of the quantity originally specified. GE shall not be required to give notice of any such variations other than in the applicable shipping notice and invoice.

ARTICLE VI- PAYMENT

Airline shall pay GE with respect to Products purchased hereunder as set forth in the attached Exhibit C.

ARTICLE VII - TAXES

A. The selling prices include and GE shall be responsible for the payment of any imposts, duties, fees, taxes, or any charges whatsoever imposed or levied by a taxing authority located in the United States in connection with Products prior to or as a result of their sale and delivery other than taxes from which exemptions may ordinarily be secured by means of export. Unless GE arranges for export shipment, Airline agrees to furnish without charge evidence of exportation or other evidence of tax or duty exemption acceptable to the taxing or customs authorities when requested by GE, failing which the amount of any U.S.A. taxes or duties imposed on GE in connection with the transaction shall be promptly reimbursed in U.S. Dollars to GE by Airline upon submission of GE's invoices therefor.

B. Any other taxes (including stamp and turnover or value-added taxes), duties, fees, charges or assessments of any nature levied in connection with this transaction, whether levied against Airline, against GE or its employees or against any of GE's subcontractors or their employees, shall be the responsibility of the

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      Airline and shall be paid directly by Airline to the governmental authority concerned. If GE or its subcontractors or the employees of either, are required to pay any such levies and/or fines, penalties, or assessments in the first instance, or as a result of Airline's failure to comply with any applicable laws or regulation governing the payment of such levies by Airline, the amount of any payments so made, plus the expense of currency conversion, shall be promptly reimbursed in U.S. Dollars by Airline upon submission of GE's invoices therefor.

ARTICLE VIII - INSPECTION AND TEST

A. All quality control exercised in the manufacture of the Products shall be in accordance with GE's normal quality control policies, procedures and practices. GE shall deliver the Products with evidence of inspection by GE's quality control representative.

B. The Memorandum of Shipment signed by GE's quality control representative shall constitute final acceptance of the Products and acknowledgment that the Products comply with the applicable requirements of the Order. However, notwithstanding such final acceptance, Airline shall have the right to subsequently inspect such Products and require correction under the Exhibit B Warranty. GE's obligations for failures of the Products to conform to an Order's requirements discovered subsequent to final acceptance shall be limited to those stated in Exhibit B, Warranty and Exhibit D, Special Guarantees.

ARTICLE IX - EXCUSABLE DELAY

A. GE shall not be liable for any delays in delivery or failure to perform due to: (i) causes beyond its reasonable control; (ii) acts of God, acts or failure to act) of Airline or a civil or military authority, governmental priorities, fires, strikes, floods, epidemics, war (declared or undeclared), civil disorder, riot, delays in transportation; or (iii) inability due to causes beyond its reasonable control to obtain on a timely basis necessary labor, materials, fuels or components. In the event of any such delay, the date of delivery shall be extended for a period equal to the time lost by reason of the delay.

B. This Article IX shall not relieve GE from the obligation to use reasonable efforts to avoid or remove such causes and continue performance with reasonable speed whenever such causes are removed. GE shall promptly notify Airline when such delays occur or impending delays are likely to occur and shall continue to advise it of new shipping schedules and/or changes thereto.

C. In the event an excusable delay continues for a period of six months or more beyond the scheduled delivery date, Airline or GE may, upon thirty
      (30) days written notice to the other, cancel the part of any Order so delayed and GE shall return to Airline all payments relative to the canceled part of the Order and Airline shall pay GE its reasonable mutually agreeable cancellation charges.

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ARTICLE X - PATENTS

A. GE shall handle all claims and defend any suit or proceeding brought against Airline insofar as based on a claim that without further combination, any Product furnished under this Agreement constitutes an infringement of any patent of the United States or of any patent of any other country that is signatory to Article 27 of the Convention on International Civil Aviation signed by the United States at Chicago on December 7, 1944, in which Airline is authorized to operate. This paragraph shall apply only to any Product manufactured to GE's design.

B. GE's liability hereunder is conditioned upon Airline promptly notifying GE in writing and giving GE authority, information and assistance (at GE's expense) for the defense of any suit or proceeding as may be reasonably necessary. In case such Product is held in such suit or proceeding to constitute infringement and the use of said Product is enjoined GE shall expeditiously, at its own expense and at its option either (1) procure for Airline the right to continue using said Product; (2) replace same with satisfactory and non-infringing Product; or (3) modify same so it becomes satisfactory and non-infringing. GE shall not be responsible to Airline for incidental, consequential, indirect, special, exemplary or punitive damages, including, but not limited to, costs, expenses, liabilities and/or loss of profits resulting from loss of use contemplated by this
      Article X.

      The foregoing shall constitute the sole remedy of Airline and the sole liability of GE for patent infringement.

ARTICLE XI - INFORMATION AND DATA

A. All information and data (including, but not limited to, designs, drawings, blueprints, tracings, plans, models, layouts, specifications, and memoranda) which may be furnished or made available to Airline directly or indirectly as the result of this Agreement shall remain the property of GE. This information, data and software is proprietary to GE and shall neither be used by Airline nor furnished by Airline to any other person, firm or corporation for the design or manufacture of any Product nor permitted out of Airline's possession nor divulged to any other person, firm or corporation, except as herein provided. Nothing in this Agreement shall preclude Airline from using or furnishing to others information and data necessary to effect any contract or arrangement under which there is to be performed for Airline, by others, modification, overhaul, or maintenance work on the Products, subject to the same limitations set forth above and provided that before the information and data is furnished to such others, they agree in writing to be bound by the same limitations as set forth in this Article XI with respect to Airline. The instrument by which Airline transfers any Product may permit the use of such information and data by its transferee, subject to the same limitation set forth above, and shall preserve to GE the right to enforce such limitation.

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B.    Nothing in this Agreement shall convey to Airline the right to reproduce or cause the reproduction of any Product of a design identical or similar to that of the Product purchased hereunder or give to Airline a license under any patents or rights owned or controlled by GE.

C. GE shall not be obligated to supply any software hereunder. As between GE and Airline, title to any software supplied hereunder shall belong to GE. Prior to supplying any software under this contract, Airline agrees to enter into license agreements protecting GE's rights and interests in such software and to execute any license agreement which GE reasonably believes to be necessary to protect the interests of GE. Where all or a portion of any software supplied hereunder is owned by any third party, Airline further agrees to execute any license agreement required by such third party prior to receiving such software.

D. Breach of this Article XI by Airline shall not negate Airline's rights under the Article XVII Warranty.

ARTICLE XII - FAA CERTIFICATION REQUIREMENTS

A.    All Products, shall, at time of delivery:

              1. Conform to a Type Certificate issued by the FAA.

              2. Conform to applicable Engine regulations mandated by the FAA to ensure safety, provided such regulations are issued prior to the date of Airline's purchase order issued under this Agreement for such Products .

B. If, subsequent to the date of acceptance of the purchase order for such Products but prior to their delivery by GE to Airline, the FAA issues changes in regulations mandating safety changes to Products sold under this Agreement and such changes in regulations are promulgated after the date of Airline purchase orders for such Products, then all costs associated with any Product modifications necessitated thereby will be shared equally by GE and Airline; provided however, that costs associated with any modifications to the airframe required by such Product modifications shall not be borne by GE.

C. Any delay occasioned by complying with such regulations set forth in Paragraph XII.B above shall be deemed an Excusable Delay under Article IX hereof, and, in addition, appropriate adjustments shall be made in the specifications to reflect the effect of compliance with such regulations.

D.    Repair and replacement of defective Products shall be handled under
      Article XVIII, Warranty.

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ARTICLE XIII - TERMINATION FOR INSOLVENCY

A. Upon the commencement of any bankruptcy or reorganization proceeding by or against either party hereto (the "Defaulting Party"), the other party hereto may, upon written notice to the Defaulting Party, cease to perform any and all of its obligations under this Agreement and the purchase orders hereunder (including, without limitation, continuing work in progress and making deliveries or progress payments or downpayments) unless the Defaulting Party shall provide adequate assurance, in the opinion of the other party hereto, that the Defaulting Party will continue to perform all of its obligations under this Agreement and the purchase orders hereunder in accordance with the terms hereof, and will promptly compensate the other party hereto for any actual pecuniary loss resulting from the Defaulting Party being unable to perform in full its obligations hereunder and under the purchase orders. If the Defaulting Party or the trustee thereof shall fail to promptly provide such adequate assurance, upon notice to the Defaulting Party by the other party hereto, this Agreement and all purchase orders hereunder shall be canceled.

B. Either party at its option may cancel this Agreement or any purchase order hereunder with respect to any or all of the Products to be furnished hereunder which are undelivered or not furnished on the effective date of such cancellation by giving the other party written notice, as hereinafter provided, at any time after a receiver of the other's assets is appointed on account of insolvency, or the other makes a general assignment for the benefit of its creditors and such appointment of a receiver shall remain in force undismissed, unvacated or unstayed for a period of sixty days thereafter. Such notice of cancellation shall be given thirty days prior to the effective date of cancellation, except that, in the case of a voluntary general assignment for the benefit of creditors, such notice need not precede the effective date of cancellation.

ARTICLE XIV - LIMITATION OF LIABILITY

A. The liability of GE, including its subcontractors, suppliers or co-producers, to GE arising out of, connected with, or resulting from the design, manufacture, sale, delivery, repair, replacement, support, operation, use or handling of the product (including engines installed as original equipment on aircraft owned, leased or operated by Airline), whether in contract, warranty, tort (including negligence and strict liability) or otherwise, shall be as set forth in Exhibit B, Warranty, and Exhibit D, Special Guarantees, and Article X, Patents, hereof. The foregoing shall constitute the sole and exclusive remedy of Airline and the sole and exclusive liability of GE. Airline hereby waives, releases, and renounces all other rights, claims, and remedies against GE. In no event shall GE be liable for any special, incidental, or consequential damages. Except as stated in Article X, Patents, the warranties and guarantees set forth in Exhibit B and D are exclusive and in lieu of all other warrantees and/or guarantees, whether written, statutory, oral or implied (including without limitation any warranties of merchantability or fitness for particular purposes or any implied warranty arising from course of dealing, course

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      of performance or usage of trade).

B. In no event shall the liability of GE, however founded, exceed the price allocable to the Product that initially gives rise to the claim.

C. If Airline furnishes or transfers any product to any third party ("Transferee") by contract, Airline shall obtain from any such Transferee a provision affording GE the protection of this Article XIV. If Airline fails to obtain such an agreement from Transferee, Airline shall indemnify GE from all claims made by such Transferee.

ARTICLE XV - NOTICES

Any notices under this Agreement shall become effective upon receipt and shall be in writing and be delivered or sent by mail or electronic transmission to the respective parties at the following addresses, which may be changed by written notice:

To:   GE Company                    To:   Midway Airlines Corporation
      GE Aircraft Engines                 300 W. Morgan St., 12th Fl.
      1000 Western Avenue                 Durham, NC  27701
      Lynn, MA 01910
      Attention:  Manager, Contracts      Attention: Vice President-Maintenance
      Mail Drop:  34005
      Fax: (781) 594-4688                 Fax: (919) 682-1690
      Tel: (781) 594-5736                 Tel: (919) 956-4903

ARTICLE XVI - GOVERNMENTAL AUTHORIZATION

A. Airline shall be responsible for the timely obtaining and maintaining of any required export or import license or other required governmental authorization. Airline and GE shall assist each other in every manner reasonably possible in securing and complying with such authorizations as may be required. Airline agrees to comply with all U.S. export control laws and regulations and any amendments thereto.

B. GE shall not be liable if any governmental authorization is delayed, denied, revoked, restricted, or not renewed.

ARTICLE XVII- RESERVED

ARTICLE XVIII- WARRANTY

GE's warranty shall be as stated in Exhibit B of this Agreement.

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ARTICLE XIX - PRODUCT SUPPORT SERVICES

The Product Support Plan for Airline's operation of Products, either purchased by Airline from GE or installed on Airline's aircraft as original equipment, is set forth in the attached Exhibit E.

ARTICLE XX - SURVIVORSHIP

The following clauses and exhibits shall survive the expiration or termination of this Agreement:

      Article VI - Payment
      Article VII - Taxes
      Article X - Patents
      Article XI - Information and Data
      Article XIV - Limitation of Liability
      Exhibit B - Warranty
      Exhibit C - Payment
      Exhibit D - Special Guarantees

ARTICLE XXI- MISCELLANEOUS

A. This Agreement may not be assigned, in whole or in part, by either party without the prior written consent of the other party, except that Airline's consent shall not be required for the assignment by GE to a subsidiary or affiliate of GE.

B. The rights herein granted and this Agreement are for the benefit of the parties hereto and are not for the benefit of any third person, firm or corporation, and nothing herein contained shall be construed to create any rights in any third parties under, as the result of, or in connection with this Agreement.

C. This Agreement shall be construed, interpreted and applied in accordance with the law of the State of New York except that the conflict of laws rules shall not be applied in order to apply the laws of another jurisdiction. The 1980 United Nations Convention on Contracts for the International Sale of Goods shall not apply.

D. This Agreement and all letter Agreements relating thereto contain the entire and only agreement between the parties, and it supersedes all pre-existing agreements between such parties, respecting the subject matter hereof; and any representation, promise or condition in connection therewith not incorporated herein shall not be binding upon either party. No modification, renewal, extension, waiver, or termination of this Agreement or any of the provisions herein contained shall be binding upon the party against whom enforcement of such modification, renewal, extension, waiver or termination (except as provided in Article XII hereof) is sought, unless it is made in writing and signed on behalf of GE and Airline by duly authorized executives.

E. This Agreement contains information specifically for Airline and GE and nothing herein contained shall be divulged by Airline or GE to any third person, firm or corporation, without the prior written consent of the other party, which consent

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      shall not be unreasonably withheld, except that consent shall not be required for disclosure to the respective professional advisors and insurers of the parties who must likewise agree to be bound by this confidentiality clause and consent shall not be required if disclosure is required by law or to enforce this Agreement and except that Airline's consent shall not be required for GE to divulge to its co-production partners information from, or with respect to this Agreement, it being understood that each such partner will also be bound by the provisions of this Article XXI - E.

F. This Agreement shall remain in full force and effect until (1) Airline ceases to operate at least one aircraft powered by Products set forth herein, (2) less than five aircraft powered by such Products are in commercial airline service worldwide, (3) this Agreement is terminated in whole or in part under either the provisions of Excusable Delay or Termination for Insolvency herein, or (4) by mutual consent of the parties, whichever occurs first. Nothing in this Paragraph F shall affect:
      (a) the rights and obligations and limitations set forth in this Agreement as to Products ordered for delivery prior to termination of this Agreement, or (b) the provisions of Article XX above.

G. The invalidity of any part of this Agreement shall not affect the validity or enforceability of the remainder.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and the year last below written.

Midway Airlines Corporation               General Electric Company


By:                                       By:
   ---------------------------               -----------------------------

Name:                                     Name:
     -------------------------                 ---------------------------

Title:                                    Title:
      ------------------------                  --------------------------

Date:                                     Date:
     -------------------------                 ---------------------------

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